EXHIBIT 10.4


                               SUBLEASE AGREEMENT

     Toshiba America MRI, Inc. ("TAMI"), located at 280 Utah Ave, South San Francisco, CA, and AccuImage Diagnostics Corporation ("TENANT"), located at 400 Oyster Point Blvd., Suite 114, South San Francisco, CA hereby agree as follows:

1. SUBLEASE. TAMI hereby subleases to TENANT approximately 7,430 square feet (the "Premises") of the space leased by TAMI at 400 Grandview Drive, South San Francisco, CA, under the Lease Agreement ("Lease Agreement") entered into between TAMI and Bedford property Investors, Inc. ("Landlord"). The Lease Agreement is attached hereto and by this reference is deemed incorporated into this Sublease Agreement. The Premises is identified on the attached "Exhibit A".

2. NO WARRANTIES. TAMI subleases the Premises to TENANT AS IS, without any warranties whatsoever concerning the condition of the Premises or the suitability of the same for TENANT's purposes.

3. TERM. The term of this Sublease Agreement will begin on June 20, 2001 and end on December 31, 2003. However, TAMI may terminate this Sublease Agreement immediately at any time during its term should TENANT breach any of the terms and conditions specified in the Sublease Agreement. TAMI may also avail itself of any other remedies provided under the law.

4.   RENTAL. The monthly rental to be paid by TENANT will be as follows:

          June 20, 2001 through June 30, 2001              $2279.00
          July 1, 2001 through December 31. 2001           $6836.00
          January 1, 2002 through December 31, 2002        $7133.00
          January 1, 2003 through December 31, 2003        $7579.00

     The first installment of rent ($2,279.00) shall be paid upon execution of this Sublease Agreement. Future installments will be paid in advance no later than the first day of each month throughout the term of this Sublease Agreement at the following address (or any other to be designated by TAMI):

     TOSHIBA AMERICA MRI, INC.
     2441 Michelle Drive
     Tustin, California 92680
     Attention:  Keith Wilford

     All rentals paid after due date will be assessed a late payment charge of the lesser of 1 1/2% per month or the maximum rate permitted by law. TAMI may require TENANT to pay the rent quarterly, in advance, if TENANT tenders late rent payments on three (3) or more occasions during the sublease term. Should TAMI take such action, it does not constitute a waiver of any other rights or remedies TAMI may have regarding late or nonpayment of rent by TENANT.

5. OPERATING EXPENSES AND TAXES. In addition to the rentals specified above, TENANT is to pay all Operating Expenses, utility and maintenance costs, as the same is defined in the Lease Agreement or as may otherwise be required to properly maintain the facility, and real property taxes and assessments, as required under the Lease Agreement. TENANT shall be responsible for payment of all its personal property taxes without regard to any base year.

6. UTILITIES. TENANT shall pay for all utilities separately metered for the Premises.

7. PARKING. TENANT may use all parking and shall pay for the same to the extent specified in the Lease Agreement.

8. SECURITY DEPOSIT. Upon execution of this Sublease Agreement, TENANT is to pay TAMI the sum of $6,836.00 (six thousand, eight hundred thirty six dollars), to be used as security deposit for the performance of TENANT's obligations under this Sublease Agreement including, without limitation, the surrender of possession of the Premises to TAMI upon expiration of the term of this Sublease Agreement. It is expressly understood and agreed that such deposit is not an advance rental deposit or a measure of TAMI's damages in case of TENANT's default. If TAMI applies any part of the security deposit to cure any default of TENANT, TENANT will, upon demand, deposit with TAMI the amount so applied so that TAMI will have the full deposit on hand at all times during the term of this Sublease Agreement. No interest will be due on the security deposit and TAMI will not be obligated to apply the security deposit to rents or other charges in arrears or to damages for TENANT's failure to perform under this Sublease Agreement. However, TAMI may so apply the security deposit at TAMI's option, and TAMI's right to possession of the Premises for nonpayment of rent or for any other reason will not in any way be affected by reason of the fact that TAMI holds such security deposit.

     Based on the obligations set forth in Section 4 and this Section 8, Tenant's payment obligation upon execution of this sublease shall be $9,115.00 (nine thousand one hundred fifteen dollars).

9. TENANT IMPROVEMENTS. TAMI will pay for the actual cost of improvements to the Premises, up to a maximum amount not to exceed twenty-five thousand dollars ($25,000). The cost of any improvements in excess of $25,000 will he borne by Tenant. All such improvements must be good quality and workmanship, and must be made under the terms specified in the Master Lease. Tenant is responsible for securing any permits or other approvals required for such improvement. Tenant must repay to TAMI a prorated share of the amounts for these improvements based on the actual number of months the Tenant occupies the space if this lease terminates prior to December 31, 2003 due to a default by Tenant.

10. FINANCIAL INFORMATION. TENANT will provide TAMI with all financial information reasonably requested by TAMI from time to time to determine TENANT's ability to comply with its obligations under this Sublease Agreement.

11. ASSUMPTION. OF OBLIGATIONS. TENANT agrees to fully perform all of the obligations of TAMI (except TAMI's obligation to pay rent, and except as otherwise specified in this Sublease Agreement) under the terms of the Lease Agreement with respect to the Premises and to accord TAMI all of the rights, privileges, and indemnities with respect to and from TAMI to Landlord under the Lease Agreement and agrees that all of the terms and conditions of the Lease Agreement are hereby incorporated in this Sublease Agreement, including, without limitation, the obligation to maintain and repair the Premises.

12. INDEMNIFICATION. TENANT will defend, indemnify, and hold TAMI harmless from all claims, damages, liabilities, and costs (including attorney's fees) arising out of TENANTS failure to comply with its obligations under this Sublease Agreement or otherwise arising out of TENANT'S occupancy of the Premises, including, without limitation, any claim made by the Landlord.

13. ATTORNEY'S FEES. In the event of any legal proceeding involving any party to this Sublease Agreement against the other relating to the subject matter of this Sublease Agreement, the prevailing party in such proceeding will be entitled to recover attorney's fees, expert fees, and court costs against the non-prevailing party.

14. ENTIRE AGREEMENT; MODIFICATION. This Agreement and its attachments contain the entire agreement and understanding between the parties relating to its subject matter. It supersedes all prior agreements and understandings, whether oral or written, relating to such subject matter. It also supersedes all standard terms and conditions on any form to be exchanged between the parties, including, invoice, purchase order, order acknowledgment quotation and delivery documents. This Agreement may not be amended or modified in any manner except by means of a writing executed by all parties.

TOSHIBA AMERICA MRI, INC.                      ACCUIMAGE DIAGNOSTICS CORPORATION


By:    /s/ FREDRIC J. FRIEDBERG                By:    /s/ LEON KAUFMAN
       ------------------------                       ------------------------
       Fredric J. Friedberg                           Leon Kaufman
       Senior Vice President                          CEO

Dated: 5/25/01                                 Dated: 5/24/01
       ------------------------                       ------------------------

                                      -3-